Exhibit 99.1

AITX Inks Major Logistics Expansion for Full RAD Product Line

Global Logistics Leader Initiates the First of Several Expected Expansions with New
Deployments That Prove RADTown's Value

Detroit, Michigan, November 13, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), today announced that one of its largest global logistics clients has placed the first order in a series of expected expansions. The client has added devices, software and subscription services across the full RADTown environment, marking the beginning of a broader rollout planned for the coming months.

This location is reducing its reliance on traditional manned guarding in favor of a technology first model built around RADTown. The initial order includes two AVA™ devices for verified access control, one TOM unit for visitor and vendor management, one ROAMEO™ mobile security vehicle for continuous patrol, one SARA™ (Speaking Autonomous Responsive Agent) license, the Company's multiple award-winning agentic AI platform for real time monitoring and autonomous response, plus twenty seven RADSoC™ and twenty four ROSS™ subscriptions for centralized oversight and workflow automation. Together these deployments replace multiple guard posts and provide a level of consistency, coverage and control that is difficult to achieve with labor based programs.

The client has steadily expanded its use of RAD solutions over the past several years, most recently adopting an enterprise-wide strategy to consolidate security and workflow functions within the RADTown framework. Today's order represents the first step in that expansion, with additional phases expected as new sites come online and the client continues to standardize on RAD devices and software.

"This client has been a standout partner for many years," said Steve Reinharz, CEO/CTO and founder of AITX and RAD. "Their decision to expand across our full solution set is a meaningful milestone. They understand the strength of RADTown and how it lifts both security and daily operations. Their continued commitment shows real confidence in our direction and in the results we are delivering."

RADTown is an AI-powered security ecosystem engineered for organizations that need consistent security performance across large networks of facilities. By replacing or redeploying traditional guard labor with autonomous devices and software, clients often capture savings between 35 and 80 percent while improving visibility, response consistency and operational control. This model has become a key driver for enterprise clients that want predictable performance at scale without the volatility of labor dependent programs.

"This expansion aligns perfectly with the conversations we had with this client at ISC West earlier this year," said Mark Folmer, CPP, PSP, President of RAD. "They saw how RADTown brings consistency, control and scale to a complex logistics footprint. This first phase reflects that understanding and we are prepared for the additional phases already being scoped."

About Artificial Intelligence Technology Solutions, Inc. (AITX)
AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/